EXHIBIT 11
                 CHEMICAL BANKING CORPORATION and Subsidiaries
                      Computation of net income per share

In the 1995 second quarter, the Corporation changed its reporting of earnings per share ("EPS") from reporting simple EPS, (which is based solely on the average number of common shares outstanding), to reporting primary and fully diluted EPS (which are based on the average number of common and common equivalent shares outstanding).

Previously, the Corporation reported simple EPS, since the differences between simple EPS and primary EPS or simple EPS and fully diluted EPS were not material (less than 3%). Primary and fully diluted EPS are now being reported for all periods presented.

Net income for primary and fully diluted earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of common and common equivalent shares outstanding during the period.

(in millions, except per share amounts):                           Three Months Ended           Six Months Ended
                                                                        June 30,                    June 30,
                                                                        --------                    --------
                                                                   1995           1994          1995           1994
                                                                   ----           ----          ----           ----
EARNINGS PER SHARE
Primary
Earnings:
    Income Before Effect of Accounting Change                  $    453        $   357     $     849       $    676
    Effect of Change in Accounting Principle                        ---            ---           (11)(a)        ---
                                                               --------        -------     ---------       --------
    Net Income                                                 $    453        $   357     $     838       $    676
    Less:  Preferred Stock Dividend Requirements                     26             33            56             65
                                                               --------        -------     ---------       --------
    Net Income Applicable to Common Stock                      $    427        $   324     $     782       $    611
                                                               ========        =======     =========       ========
Shares:
    Average Common and Common Equivalent
      Shares Outstanding                                          248.3          255.1         246.8          255.2
                                                               ========        =======      ========       ========
Primary Earnings Per Share:
    Income Before Effect of Accounting Change                  $   1.72        $  1.27     $    3.21       $   2.39
    Effect of Change in Accounting Principle                        ---            ---         (0.04)(a)        ---
                                                               --------        -------     ---------       --------
    Net Income                                                 $   1.72        $  1.27     $    3.17       $   2.39
                                                               ========        =======     =========       ========
Assuming Full Dilution
Earnings:
    Net Income Applicable to Common Stock                      $    427        $   324     $     782       $    611
    Add:  Applicable Dividend on Convertible
            Preferred Stock                                           2              5             7             10
                                                               --------        -------     ---------       --------
    Adjusted Net Income                                        $    429        $   329     $     789       $    621
                                                               ========        =======     =========       ========
Shares:
    Average Common and Common Equivalent
      Shares Outstanding                                          248.3          255.1         246.8          255.2
    Additional Shares Issuable Upon Exercise of Stock
      Options for maximum dilutive effect and Conversion
      of Preferred Stock (b)                                        6.5            7.9           9.0            7.8
                                                               --------        -------     ---------       --------
    Adjusted Shares of Common and Equivalent Shares
      Outstanding                                                 254.8          263.0         255.8          263.0
                                                               ========        =======     =========       ========
Earnings Per Share Assuming Full Dilution:
    Income Before Effect of Accounting Change                  $   1.68        $  1.25     $    3.12       $   2.36
    Effect of Change in Accounting Principle                        ---            ---         (0.04)(a)        ---
                                                               --------        -------     ---------       --------
    Net Income                                                 $   1.68        $  1.25     $    3.08       $   2.36
                                                               ========        =======     =========       ========

(a) On January 1, 1995, the Corporation adopted SFAS 106 for accounting for other postretirement benefits relating to the Corporation's foreign plans.
(b) During the second quarter of 1995, the Corporation called all of the outstanding shares of its 10% convertible preferred stock for redemption. Substantially all of the 10% convertible preferred stock was converted, at the option of the holders thereof, to common stock. The common stock was issued from treasury.

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